EXHIBIT 10.71

November 7, 2011

Dr. Thomas C. Wessel
22 Cliffwood Street
Lenox, MA  01240

RE:           SEPARATION AGREEMENT AND GENERAL RELEASE

Dear Tom:

This letter (the “Agreement”) confirms that your employment with Acorda Therapeutics, Inc. (the "Company") terminated effective the close of business September 30, 2011.  You have no further job responsibilities with the Company as an employee thereof.  However, pursuant to a Consulting Agreement effective as of October 1, 2011, between you and the Company (the “Consulting Agreement”), you are continuing to provide consulting services to the Company for the “Term,” and subject to the terms and conditions, specified therein.  For purposes of this Agreement, the “Final Service Date” means the last day of the Term of the Consulting Agreement.

The terms of this Agreement are as follows:

1. Severance – After the Final Service Date, provided you have not revoked this Agreement pursuant to paragraph 12 herein, the Company will begin to pay you as severance the gross amount of $123,466.64 distributed in equal, semi-monthly payments (subject to the next sentence) for the four (4) month period beginning January 1, 2012 through and including April 30, 2012, (the “Severance Pay Period”) at the semi-monthly rate of $15,433.33 (the rate in effect as of the termination of your employment), less required federal, state and local withholdings and other deductions the Company is required by law to make from its wage payments to employees.  [Except as provided in Paragraph 6 herein, with respect to salary, expenses and accrued, earned paid time off (if applicable), any payments due between the Final Service Date and the first actual payment date under this Agreement shall be paid on the first actual payment date].

Employees are required to advise the Company, by completing a “New Employment Notice,” if new employment commences prior to the expiration of the Severance Pay Period.  In the event that you obtain new employment prior to the expiration of the Severance Pay Period, any remaining severance payments will be made as a lump sum as soon as practicable after you provide the Company with your “New Employment Notice,” less required federal, state and local withholdings and other deductions the Company is required by law to make from its wage payments to employees.  The eligibility for any Company-subsidized or Company-paid benefits coverage will cease upon reemployment.

2. Medical and Other Benefits – The Company agrees to pay the full premium for your health insurance and your dental insurance from the Final Service Date through the Severance Pay Period. If you obtain new employment prior to the expiration of the Severance Pay Period, your health and dental coverage will terminate at that time (subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 “COBRA”).  All other benefits terminated effective September 30, 2011, except as provided in your Consulting Agreement for the Term thereof.  Under section 162 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), you will be eligible for COBRA benefits as outlined in the COBRA letter that you will be receiving from our third party administrator, Conexis.

3. Outplacement - In addition, the Company will provide you with reasonable professional outplacement benefits for a period of six (6) months with Right Management.

4. Consideration - You hereby acknowledge that the Company has no legal or other obligation to provide you with the payment and benefits described in Paragraphs 1, 2 and 3 above, such payment and benefits are discretionary on the Company’s part, and the Company's agreement to provide you with such payment and benefits is sufficient consideration for the release terms and your other obligations set forth herein.

5. COBRA Rights – You acknowledge that the Company has informed you of your rights to convert and continue existing health insurance coverage, if any, under COBRA following termination of your employment.

6. No Other Payments - You acknowledge on your own behalf and on behalf of any dependents, spouse, heirs, successors and assigns that, as of the date hereof, except for the payments expressly set forth in this Agreement and pursuant to the Consulting Agreement, the Company owes you no monies of any kind, including, but not limited to, payments to you for wages, bonuses or overtime pay.

7. General Release - Except for the obligations undertaken by the Company under this Agreement (and any claims you have under any employee benefit plan that is subject to the vesting standards imposed by the Employee Retirement Income Security Act of 1974, as amended), and except for your rights to enforce the Consulting Agreement, you hereby generally release the Company, its parent and subsidiary organizations and related companies, and any company or individual employed by or affiliated with those organizations and each of their officers and directors (collectively, “Releasees”) from any and all rights, actions, suits, claims or demands of all kinds and descriptions that you ever had, now have or hereafter can, shall or may have against Releasees by reason of or arising out of: (a) any act, matters or omissions of Releasees; (b) your employment with the Company; (c) any events that may have occurred during the course of your employment, your hiring, or the termination of your employment; or (d) any other matters or claims of any kind or nature arising on or before the date of your execution of this Agreement.  This includes, without limitation, a release of any and all claims for unpaid wages, bonus payments, holiday or vacation pay, overtime or other compensation, breach of contract, wrongful discharge, disability benefits, life, health and medical insurance, sick leave, or any other fringe benefit, employment discrimination, emotional distress, violations of public policy, defamation, fraudulent inducement, wrongful termination, severance pay, and attorneys’ fees.  You are also specifically releasing any rights or claims you may have, if any, under the Family and Medical Leave Act, the Employee Retirement Income Security Act (except for vested benefits which are not affected by this Agreement), the Worker Adjustment Retraining and Notification Act, Age Discrimination in Employment Act of 1967 (“ADEA”) (which prohibits discrimination in employment based on age), Older Workers Benefit Protection Act of 1990 (“OWBPA”) (which also prohibits discrimination in employment based on age), Title VII of the Civil Rights Act of 1964 (which prohibits discrimination in employment based on race, color, national origin, religion or sex), the Rehabilitation Act, the Labor Management Relations Act, the Equal Pay Act (which prohibits paying men and women unequal pay for equal work), the Americans with Disabilities Act; the New York Human Rights Law; the New York City Human Rights Law, New York labor laws, the New York Constitution, all the above statutes as amended from time to time, and any other federal, state or local laws or regulations prohibiting employment or age discrimination.  This release covers all of the above-described claims that you or you heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement.

You further agree, promise and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf has or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against Releasees involving any matter occurring in the past up to the date of this Agreement, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement.  This Agreement shall not affect your rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

By signing this Agreement, you are forever giving up your rights to make the aforementioned claims or demands.

8. Non-Admission of Liability - This Agreement shall not be construed as evidence or an admission of any wrongdoing or violation of any law, regulation, rule or agreement by the Company.

9. Consequences of Your Violation of Promises - If you file a lawsuit or assert a claim against Releasees, or any of them, based on claims or demands that you have released other than those related to the validity of this release and waiver under ADEA or OWBPA, you may be held liable for all costs incurred by the Company, and any related company and/or their employees, officers or directors, including reasonable attorneys' fees, in defending your lawsuit or claim.  In the event you unsuccessfully challenge the validity of the ADEA or OWBPA waiver, you may be held liable for the Company's attorneys' fees and costs to the same extent that successful defendants are allowed attorneys' fees under the ADEA and/or OWBPA.  You may also be held liable for repayment of monies made to you by the Company under this Agreement.

10. Period for Review and Consideration - You understand that you have been given a period of 21 days to review and consider this Agreement before signing it. You may use as much of this 21-day period as you wish prior to signing.

11. Encouragement to Consult with Attorney - You are encouraged to consult with an attorney or other representative prior to signing this Agreement.

By signing this Agreement, you are signifying that you have read this Agreement thoroughly, that you have had the opportunity to consult with an attorney prior to signing, and that your agreement to the terms of this Agreement, including, but not limited to, your waiver of all rights and claims against the Company under ADEA or OWBPA for age discrimination, retaliation or otherwise, is knowing, willing and voluntary.

12. Right to Revoke - You may revoke this Agreement within 7 days after you have signed it. Revocation must be made by delivering a written notice of revocation to the Company, to the attention of Human Resources, no later than the close of business on the seventh day after you have signed this Agreement.  If you revoke this Agreement, it will not be effective and enforceable, and you will not receive the benefits described in Paragraphs 1, 2 and 3 above.

13. Non-Disclosure – Except as authorized pursuant to the Consulting Agreement, you agree that you will not at any time, whether directly or indirectly, use or divulge, disclose or communicate to any person, firm or corporation, any confidential, secret and/or proprietary information respecting the Company's business ("Confidential Information") obtained by you while in the employ of the Company. For purposes of this Agreement, Confidential Information shall also include all information and data not generally known outside the Company including, but not limited to, information concerning the Company’s clinical trials and tests, the Company’s research and development, regulatory filings, regulatory proceedings, or other regulatory activities of the Company or its clients, financial data, market research, marketing plans, business development and corporate development activities and contracts, business plans, intellectual property including patents and patent applications and trade secrets, confidential information from third parties that is the subject of a confidentiality agreement with that third party, employee and customer lists and related information, and business information to which you had access in the course of your employment with the Company, and to which you would not otherwise have had access had you not been so employed, excluding only information that is already in the public domain or that relates to non-confidential general methodology employed by you in the performance of your duties at the Company.

You agree not to (i) disparage, criticize, or denigrate the Company, its employees, officers and/or directors or (ii) take or use, without the prior consent of the Company, any memoranda, notes (whether or not prepared by you during the course of your employment with the Company), lists, schedules, forms or other documents, papers or records of any kind, relating to the Company's business or its clients or any reproduction, summary or abstract thereof (all of which you acknowledge are the exclusive property of the Company), except in the case of this clause (ii) as authorized pursuant to the Consulting Agreement.  You hereby acknowledge that you have returned to the Company all such documents and materials in your possession, custody or control, except for such documents and materials needed for purposes of the Consulting Agreement, which you agree will be returned on or prior to the Final Service Date.

14. Non-Solicitation - You agree that, for a period of one (1) year from the date of this Agreement, you will not solicit or induce, or arrange to have any other person or entity solicit or induce, any person or entity engaged by the Company as an employee, customer, supplier, consultant or advisor to the Company to terminate such party’s relationship with the Company.

15. Relationship with the Company – From the date of your termination of employment with the Company, you agree that you will not purport to speak for or on behalf of the Company, to attempt to represent or act as an agent for the Company, or to bind the Company in any way with respect to third parties, and you further agree that you are not authorized to do any of the foregoing.

16. Cooperation - You covenant and agree to cooperate with and make yourself readily available to the Company or its General Counsel, as the Company may reasonably request, to assist it in any matter, including but not limited to, providing information, giving truthful testimony in any litigation or potential litigation over which you may have knowledge, information or expertise, and signing routine documents for administrative purposes.

17. References - You and the Company will agree on where to direct inquiries from prospective employers.  The Company shall not disparage you in any way. You will not disparage the Company in any way.

18. Governing Law - This Agreement shall be interpreted and enforced in accordance with the law of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.

19. Severability - If any provision of this Agreement or portion thereof is held to be invalid or unenforceable, the remainder of this Agreement shall not be affected and shall remain in full force and effect.  Specifically, the invalidity of any such provision shall have no effect upon, and shall not impair the enforceability of the release language set forth in paragraph 7 above.  If a court of competent jurisdiction finds that the release language set forth in paragraph 7 is unenforceable, the release language shall be deemed amended to apply as to such maximum extent as such court may judicially determine or indicate to be enforceable.

20. Confidentiality of this Agreement - You agree that you will not disclose, disseminate or publicize, or cause or permit to be disclosed, disseminated or publicized, any of the terms of this Agreement, including, without limitation, the amount paid pursuant to this Agreement, to any person, corporation, or other entity, with the exception of your immediate family, attorney and accountants.

21. Entire Agreement - This Agreement, together with the Proprietary Information Agreement (including the exhibits thereto) signed by you, which is incorporated herein by reference, and the Consulting Agreement, constitute the entire agreement between you and the Company regarding the subject matter contained herein and therein.  The Company has made no promises to you other than those expressly contained in this Agreement, the Proprietary Information Agreement, and the Consulting Agreement regarding such subject matter.

22. Binding Effect - This Agreement shall be binding upon and inure to the benefit of you, any individual or entity who may claim any interest in this matter through you, and the Company.

23. Headings - The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

24.   No Modification - This Agreement may not be changed or modified except by a written agreement that has been signed by you and an officer of the Company.

Very truly yours,

ACORDA THERAPEUTICS, INC.

By: /s/Denise Duca

ACCEPTED AND AGREED TO:

/s/Thomas C. Wessel

Employee

Date November 21, 2011

[Witness]_______________________
WITNESS